Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2022 relating to the consolidated financial statements and consolidated financial statement schedule of Southern Power Company and subsidiary companies, appearing in the Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
October 28, 2022